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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors of Unitrin, Inc.:

We consent to the incorporation by reference in the registration statement of Unitrin, Inc. on Form S-8 to be filed on or about this date relating to the Unitrin 401K Savings Plan of:

1. Our reports dated January 8, 1999 relating to the consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income and the related financial statement schedules for each of the years in the three-year period ended December 31, 1998, which reports appear or are incorporated by reference in the Annual Report of Unitrin, Inc. on Form 10-K for the year ended December 31, 1998.

2. Our report dated June 28, 1999 relating to the statements of net assets available for plan benefits of the Unitrin 401K Savings Plan as of December 31, 1998 and 1997 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 11-K of the Plan.


Chicago, Illinois
September 10, 1999
/s/ KPMG LLP